Exhibit 99.1

Federated Completes First of Three Credit Card Receivables Transactions with Citigroup

CINCINNATI, Oct 24, 2005 (BUSINESS WIRE) -- Federated Department Stores, Inc. (NYSE:FD)(PCX:FD) today announced it has completed the first of three transactions related to its previously announced sale of Federated and May Department Stores Company credit card receivables to Citigroup.

Today's initial closing, which includes Federated's owned proprietary credit and Visa receivables, yielded after-tax proceeds of approximately $2.7 billion after eliminating approximately $1.2 billion of outstanding receivables-backed debt. These proceeds will be used to repay debt associated with Federated's acquisition of May Company, which was completed on Aug. 30.

Under the terms of an agreement announced in June 2005, Citigroup will purchase all Federated and May Company credit receivables in three separate transactions at a premium of approximately 11.5 percent. In total, these transactions are expected to produce after-tax proceeds of approximately $4.9 billion.

In the second transaction expected to be completed on May 1, 2006, Federated will transfer to Citigroup a Federated receivables portfolio it will repurchase from General Electric Capital Corporation (GECC). The GECC portfolio included about $1.2 billion in receivables at the end of Federated's fiscal 2004.

In the third transaction, Federated will sell to Citigroup the May Company credit portfolio, which included approximately $1.8 billion in receivables at July 31, 2005. This transaction is expected to occur prior to Aug. 30, 2006.

Federated's Financial, Administrative and Credit Services (FACS) division, headquartered in suburban Cincinnati, will continue to manage key customer service functions, and no job losses are expected as a result of the transactions. No changes are planned to Federated's loyalty reward programs, and customers should continue to use their cards in the same manner as they do today.

This document contains statements about expected future events that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, Federated's expectations regarding the anticipated closings of the remaining credit portfolio transactions, statements about the benefits of the credit portfolio sales and the marketing initiatives, including future financial and operating results, the company's plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in the forward-looking statements contained in this document because of a variety of factors, including the conditions to closing of the proposed transactions contained in the transaction agreements. Additional factors that may affect the future results of Federated are set forth in its filings with the SEC, which are available at www.fds.com.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with 2004 sales of more than $15.6 billion. With the May Company's 487 department stores and 710 bridal and formalwear stores in 47 states, the District of Columbia and Puerto Rico, Federated operates nearly 950 department stores and more than 700 bridal and formalwear stores in 49 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, Lord & Taylor, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's, The Jones Store, David's Bridal, After Hours Formalwear and Priscilla of Boston. The company also operates macys.com and Bloomingdale's By Mail.

(NOTE: Additional information on Federated, including past news releases, is available at www.fds.com/pressroom.)